SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is entered into between GXO Logistics, Inc. ("GXO"), together with its existing and future direct and indirect subsidiaries and controlled affiliates ("the Company"), and Baris Oran ("Employee") (each individually, a "Party," and collectively, the "Parties").

The Parties agree as follows:

1. Separation of Employment; Transition Period. Employee has advised the Company of the Employee's desire to pursue new employment opportunities, and, as a result, the Parties hereby agree to mutually separate Employee's employment with the Company, effective as of March 14, 2026 (the "Separation Date"). From the date Employee signs this Agreement through the Separation Date (the "Transition Period"), Employee agrees to continue to report to work and satisfactorily perform his job duties, including, but not limited to, working to ensure the success of the fiscal year close and earnings releases, and transitioning of his duties as CFO to a successor, if hired. The Parties hereby agree that during the Transition Period, the Company may elect to change Employee's job title from CFO to another job title if a successor CFO is hired by the Company prior to the Separation Date, and the Company may also elect to instruct Employee not to report to work and cease performing his duties as CFO, though Employee shall nonetheless remain available to help transition job duties to a successor and answer questions relating to Employee's employment through the Separation Date, and Employee acknowledges and agrees that such elections by the Company shall not be grounds for termination by Employee for Good Reason (as defined in the Award Agreements and the Severance Plan, each as defined hereafter). Notwithstanding the foregoing, at all times during the Transition Period, Employee shall remain an "at-will" employee of the Company, such that either Employee or the Company may terminate the employment relationship at any time and for any reason.

   The Parties agree that if (i) a successor CFO is hired by the Company prior to the Separation Date, and (ii) Employee has been offered new work for a third party unrelated to the Company, whether as an employee or independent contractor, and (iii) the CEO and successor CFO of the Company, in their discretion, determine that Employee may begin such new work without posing a conflict of interest, interfering with Employee's obligations under this Agreement, or violating the CIPA (as defined herein), then Employee may remain employed by the Company through the Separation Date and receive the benefits described in Sections 2 and 4 herein, provided he complies with the terms of this Agreement, remains available to GXO during the remainder of the Transition Period, and is not otherwise terminated for Cause as defined in the GXO Severance Plan (the "Severance Plan").

2. Continuing Compensation and Benefits During Transition Period. Provided Employee continues his "at-will" employment with the Company through the Separation Date, and regardless of whether Employee enters into this Agreement or the Reaffirmation attached hereto as **Exhibit A** (the "Reaffirmation"):

a. The Company will pay Employee all accrued wages earned through and including the Separation Date plus paid time off that accrued and remains unused through and including the Separation Date, less applicable withholdings, in accordance with the Company's regular payroll practices or earlier when required by applicable state law.

b. To the extent earned prior to or on the Separation Date and Employee is employed by the Company on the date of such payment, the Company will pay Employee's bonus award under the Company's Annual Incentive Plan ("AIP") for 2025 in accordance with the terms of the AIP (the "2025 AIP Bonus").

c. Employee will remain eligible to participate in the Company's group healthcare insurance plans for so long as he remains an employee of the Company. Provided Employee is already enrolled in such plans as of the Separation Date, Employee shall continue to receive coverage under such plans through the last day of the month in which the Separation Date occurs (the "Benefits Termination Date"). If Employee wishes to continue healthcare benefits coverage beyond the Benefits Termination Date, Employee must timely elect such coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

d. Employee's eligibility for tax preparation service benefits shall continue through the end of the 2027 tax filing period. Any other benefits, including any equity grants, will be governed by the applicable benefit plan documents in effect as of the Separation Date. Employee acknowledges and understands that Employee will not be eligible for additional equity grants or salary increases during the Transition Period. Except as expressly provided in the applicable benefit plan documents or in this Agreement, Employee will receive no additional compensation, bonus, severance, commissions, equity, or other benefits (including, but not limited to, under the Severance Plan, the CIPA (as defined hereafter), the Award Agreements (as defined hereafter), or the AIP after the Separation Date.

3. Survival; Award Agreements.

a. Survival. Employee hereby acknowledges and understands that Employee's post-employment obligations under the Confidential Information Protection Agreement entered into by and between Employee and the Company, dated August 14, 2021 (the "CIPA"), shall survive the Parties' entry into this Agreement, Employee's execution of the Reaffirmation, and the termination of Employee's employment with the Company and shall remain in full force and effect hereafter in accordance with its terms. A copy of the CIPA is attached hereto as **Exhibit B**. The non-compete covenant as well as all other post-employment terms of the CIPA, including, but not limited to, the non-solicitation, non-disparagement, and non-disclosure covenants contained therein, remain in full force and effect hereafter. Employee acknowledges the Company has initially elected to reduce the duration of the non-compete Restricted Period (as defined in Section 7 of the CIPA) from eighteen (18) months to twelve (12) months after the Separation Date; however, Employee acknowledges the Company may extend the non-compete term provisions in the CIPA for up to an additional twelve (12) months upon providing written notice to Employee, subject to any payment terms and conditions

provided in the CIPA during any such extended non-compete period. Employee further acknowledges and understands that Employee's post-termination obligations in this Agreement and the Reaffirmation survive termination of this Agreement, the Reaffirmation, and Employee's employment with the Company, and shall remain in full force and effect hereafter. In addition, Employee acknowledges that the rights and obligations of Employee and GXO contained in the 2021 Option Award Agreement (as defined herein), the First 2022 RSU Award Agreement (as defined herein), the Second 2022 RSU Award Agreement (as defined herein), the 2022 PSU Award Agreement (as defined herein), the 2023 RSU Award Agreement (as defined herein), the 2023 PSU Award Agreement (as defined herein), the 2024 RSU Award Agreement (as defined herein), the 2024 PSU Award Agreement (as defined herein), the 2025 RSU Award Agreement (as defined herein), and the 2025 PSU Award Agreement (as defined herein and collectively, the "Award Agreements"), shall remain in full force and effect following Employee's execution of this Agreement and the Reaffirmation, shall survive the termination of Employee's employment, and are incorporated by reference herein.

b. Spin-Off Conversion; 2021 Option Award Agreement. Employee hereby acknowledges that Employee's employment with the Company's prior parent company, XPO, Inc. (formerly XPO Logistics, Inc.) ("XPO"), was terminated in connection with the spin-off of GXO from XPO effective August 2, 2021 (the "Spin-Off"). During Employee's employment with XPO, pursuant to the Option Award Agreement, dated May 17, 2021 (the "2021 Option Award Agreement"), granted under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the "2016 Equity Plan"), Employee was given certain options to purchase shares of XPO common stock ("Options"). In connection with the Spin-Off, each unvested Option that was issued to a GXO employee under the 2016 Equity Plan was converted into the option to purchase GXO common stock subject to the same terms and conditions of the original award agreement (the "Spin-Off Conversion"). Regardless of whether Employee enters into this Agreement or the Reaffirmation, Employee acknowledges that pursuant to the terms of the 2021 Option Award Agreement, Employee shall forfeit all remaining unvested Options as of the Separation Date. Further, Employee acknowledges that pursuant to the terms of the 2021 Option Award Agreement: Employee has three (3) months from the Separation Date to exercise the Options vested under the 2021 Option Award Agreement as of the Separation Date; and the shares issued to you upon exercise of the Options are subject to a lock up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase, or other transfers or dispositions, whether directly or indirectly, until twelve (12) months after the applicable vesting date.

c. Standard Vesting. Regardless of whether Employee enters into this Agreement or the Reaffirmation, pursuant to the terms of the Restricted Stock Unit Award Agreement dated March 30, 2022 (the "First 2022 RSU Award Agreement"), granted under the GXO 2021 Omnibus Incentive Compensation Plan, as amended from time to time (the "2021 Equity Plan"), Employee is fully vested in the restrictive stock units granted to Employee under the First 2022 RSU Award Agreement, subject to the terms and conditions of the 2021 Equity Plan and the First 2022 RSU Award Agreement. Regardless of whether Employee enters into this Agreement or the Reaffirmation,

Employee shall continue to be eligible to vest, through the last day of Employee's employment with the Company, in certain restricted stock units and performance share units granted under the following award agreements, subject to the terms and conditions of the 2021 Equity Plan and the terms and conditions of the applicable award agreement: (i) the Restricted Stock Unit Award Agreement, dated March 30, 2022 (the "Second 2022 RSU Award Agreement"), granted under the 2021 Equity Plan; (ii) the Performance Share Unit Award Agreement, dated March 30, 2022 (the "2022 PSU Award Agreement"), granted under the 2021 Equity Plan; (iii) the Restricted Stock Unit Award Agreement, dated March 7, 2023 (the "2023 RSU Award Agreement"), granted under the 2021 Equity Plan; (iv) the Performance Share Unit Award Agreement, dated March 7, 2023 (the "2023 PSU Award Agreement"), granted under the 2021 Equity Plan; (v) the Restricted Stock Unit Award Agreement, dated March 7, 2024 (the "2024 RSU Award Agreement"), granted under the 2021 Equity Plan; (vi) the Performance Share Unit Award Agreement, dated March 7, 2024 (the "2024 PSU Award Agreement"), granted under the 2021 Equity Plan; (vii) the Restricted Stock Unit Award Agreement dated March 7, 2025 (the "2025 RSU Award Agreement"), granted under the 2021 Equity Plan; and (viii) the Performance Share Unit Award Agreement dated March 7, 2025 (the "2025 PSU Award Agreement"), granted under the 2021 Equity Plan.

4. Consideration to Employee. Pursuant to the terms of the CIPA, the Severance Plan, this Agreement, and the Reaffirmation, Employee is receiving certain severance and other benefits to which Employee would not otherwise be entitled. In exchange for promises by Employee in this Agreement and the Reaffirmation, including but not limited to the agreement to continue working during the Transition Period (subject to the provisions of Section 1 above), a release of claims, and promise to cooperate post-termination, and provided that (x) Employee's employment with the Company has not been terminated prior to the Separation Date as a result of voluntary termination by Employee for any reason or an involuntary termination by the Company for Cause (as defined in the Severance Plan), and (y) both this Agreement and the Reaffirmation are timely signed by Employee, returned to the Company, and not revoked as set forth in Section 14 of this Agreement and Section 9 of the Reaffirmation, the Company shall provide the following consideration to Employee (collectively, the "Consideration"), even if the Company instructs Employee not to report to work and cease performing his duties as CFO pursuant to Section 1:

   a. Severance Payment. Pursuant to the terms of the CIPA and the Severance Plan, the Company will pay Employee the total gross amount of $650,000 (the "Severance Payment"), less applicable taxes and withholdings. Provided Employee does not breach the terms of this Agreement, the Reaffirmation, or the CIPA, the Severance Payment will be paid in substantially equal installments over the course of fifty-two (52) weeks in accordance with the Company's normal payroll dates, with the initial installment to be made on the first practical payroll date after the Effective Date (as defined in Section 9 of the Reaffirmation).

   b. 2026 Pro-Rata AIP Bonus. Pursuant to the terms of the Severance Plan, the Company will pay Employee the total gross amount of $148,958.30, less applicable taxes and withholdings, equivalent to the pro-rata amount of the target AIP award for 2026 that

Employee would have been eligible to receive under the AIP for 2026 had Employee remained employed, calculated based on the number of days of Employee's service in 2026 through the Separation Date divided by the total number of days in 2026 (365 days), to be paid within seventy (70) calendar days of the Separation Date (the "2026 Pro-Rata AIP Bonus"). Employee agrees and acknowledges that Employee's receipt of the 2026 Pro-Rata AIP Bonus is in full satisfaction of the Company's obligation related to such payment under the AIP for 2026 as well as under the Severance Plan.

c. Lump Sum Payment. Pursuant to the terms of the Severance Plan, this Agreement, and the Reaffirmation, the Company will pay Employee a cash lump sum payment, less applicable taxes and withholdings, with the gross amount equal to the amount of the employer contribution for twelve (12) months, based on the rates and coverage elections in effect on the Separation Date, that would have been paid for healthcare benefit coverage for Employee and Employee's eligible dependents (who were covered by the healthcare benefit plan immediately prior to the Separation Date and who can otherwise be elected and covered under COBRA) had Employee remained employed with the Company during such period (the "Lump Sum Payment"). Provided Employee does not breach the terms of this Agreement, the Reaffirmation, or the CIPA, the Lump Sum Payment will be paid to Employee within seventy (70) calendar days of the Separation Date. Hereinafter, the Lump Sum Payment, Severance Payment, and 2026 Pro-rated AIP Bonus, are collectively referred to as the "Monetary Payments."

d. Prorated Vesting.

   i. Restricted Stock Units. Pursuant to terms of this Agreement, the Reaffirmation, the Second 2022 RSU Award Agreement, the 2023 RSU Award Agreement, the 2024 RSU Award Agreement, and the 2025 RSU Award Agreement (collectively, the "RSU Award Agreements"), Employee shall vest as of the Separation Date in a total of 2,064 shares of GXO common stock granted under the RSU Award Agreements as of the Separation Date (the "Prorated RSUs"), and the underlying shares, less the number of shares withheld for tax purposes, will be delivered in accordance with the terms of the RSU Award Agreements. Any remaining restricted stock units granted pursuant to the RSU Award Agreements that do not vest pursuant to the RSU Award Agreements, this Agreement, and the Reaffirmation as of the Separation Date shall be forfeited.

   ii. Performance Share Units. Pursuant to the terms of the 2023 PSU Award Agreement, the 2024 PSU Award Agreement, and the 2025 PSU Award Agreement (collectively, the "PSU Award Agreements" and each a "PSU Award Agreement"), Employee was granted the following target number of performance share units, respectively: 25,120, 26,335, and 34,449. Pursuant to the terms of this Agreement, the Reaffirmation, and the PSU Agreements, Employee will remain eligible to vest on the Determination Date (as defined in the applicable PSU Award Agreement) in a prorated percentage of the performance share units, based on the level of achievement of the Performance Goals for such Performance Period multiplied by the Pro Rata Percentage (each as defined in the applicable PSU Award Agreement) (the "Prorated PSUs").

The Prorated PSUs, less the number of shares withheld for tax purposes, will be delivered in accordance with the terms of the PSU Award Agreements. Any remaining performance share units granted pursuant to the PSU Award Agreements that do not vest pursuant to the PSU Award Agreements, this Agreement, and the Reaffirmation as of the Separation Date shall be forfeited.

e. Outplacement. The Company shall pay for twelve (12) months of executive level outplacement services through Lee Hecht Harrison that focus on job search essentials and is a program of the Company's choosing. Employee must contact Lee Hecht Harrison and begin utilizing this outplacement service within thirty (30) days of the Effective Date to take advantage of this benefit. Employee is not entitled to the cash value of outplacement services.

f. Other Compensation or Benefits. The Company will not oppose any application for unemployment insurance, although the Company will respond truthfully to any inquiries relating to such application. Employee acknowledges that payment of any amounts to, or on behalf of, Employee under this Agreement does not in any way extend Employee's employment or continuous service beyond the Separation Date or confer any rights or benefits other than those set forth expressly herein.

g. References. The Company's Chairman, former Chief Executive Officer, Lead Independent Director, and former Compensation Committee Chairman agree to provide letters of reference to Employee.

h. In the event of the death of Employee during the Transition Period or during the time Employee is receiving Severance Payments, the Company agrees to provide the compensation and benefits in Sections 2 and 4 of this Agreement to the Estate of Employee, provided the Estate executes and does not revoke the Reaffirmation, if not already executed.

i. The Company agrees to issue a check in the amount of $10,000.00 to Masuda, Funai, Eifert & Mitchell, LTD as a contribution toward Employee's legal fees for advice regarding the terms of this Agreement. Masuda, Funai, Eifert & Mitchell, LTD must provide a W-9 to the Company and this sum shall be issued on a 1099 basis.

5. Release. In exchange for the Consideration described in Section 4 above, Employee, on behalf of Employee and Employee's representatives, heirs, successors and assigns, hereby completely releases and forever discharges the Company and any past, present, and future parent companies, subsidiaries, divisions, and affiliates of the Company, including XPO, Inc. and its past, present, and future direct and indirect subsidiaries and controlled affiliates, and its and their past, present, and future shareholders, officers, directors, members, agents, employees, attorneys, insurers, employee benefit plans and their administrators, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which Employee may now have or has ever had up through the date Employee signs this Agreement (the "Release"). This Release includes, but is not limited to, all claims arising out of Employee's employment with the Company and the termination of that employment, whether based on

tort, contract (expressed or implied), or any federal, state, or local law, regulation or ordinance (collectively, "Released Claims"). By way of example only, Released Claims include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ("ADEA"), the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, the Davis-Bacon Act, the Walsh-Healey Act, the Employee Retirement Income Security Act (other than claims for vested benefits), Executive Order 11246, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, and any other federal, state, or local statute, regulation, or ordinance governing the employment relationship. This release further includes any claims asserting negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, claims related to disability, claims based on violations of public policy, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, equity, vacation, paid time off, penalties, and any other claims arising under or related to employment laws or regulations. Employee likewise releases the Released Parties from any and all obligations for attorneys' fees and other legal costs incurred with regard to the above claims or otherwise. This Release covers all waivable claims including those not specifically mentioned in this Agreement.

6. Waiver of Unknown Claims. The Parties understand and agree the Release in Section 5 above includes not only claims presently known to Employee, but also all unknown or unanticipated claims, rights, demands, actions, obligations, and liabilities of every kind that are covered by the Release. Employee understands that Employee may later discover facts different from what Employee now believes to be true, which, if known, could have materially affected Employee's decision to sign this Agreement, but Employee nevertheless waives any claims or rights based on such different or additional facts.

7. No Claims Filed; Covenant Not to Sue. Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any lawsuits or arbitrations against any of the Released Parties in any forum; provided, however, that nothing in this Section 7 shall be interpreted as requiring Employee to disclose any claims, complaints, or communications Employee has made, or information Employee has disclosed, to the U.S. Securities and Exchange Commission ("SEC") concerning actual or possible violations of securities law ("SEC Communications"). Except to the extent Employee is engaging in Protected Rights (as defined in Section 8 herein), Employee also promises not to sue or participate in any lawsuit or arbitration against the Company or any of the other Released Parties, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the Release in Section 5 above. Nothing in this Section 7 prevents Employee from filing a suit to (a) enforce this Agreement, or (b) challenge its validity under the ADEA. Consequences of breaching this Section 7 are described below in Section 13.

8. Release Exclusions and Additional Employee Protections. Nothing in the Release in Section 5 or anything else in this Agreement, the Reaffirmation, the CIPA, or elsewhere limits or otherwise affects: Employee's rights to any vested retirement benefits or other accrued benefit to which Employee is already entitled; claims for workers' or unemployment compensation; claims that arise after the date Employee signs this Agreement; claims to enforce or challenge this Agreement or the Reaffirmation; and any other claims that cannot lawfully be waived. In addition, nothing in any part of this Agreement, the Reaffirmation, the CIPA, any Company policy or agreement, or elsewhere, limits or otherwise affects Employee's rights to engage in the following, without providing notice to or obtaining the consent of the Company: file a claim, complaint, or charge with, provide information to, communicate directly with, testify to or before, or participate in an investigation or proceeding conducted by, any federal, state, or local government agency responsible for enforcing any law, including, but not limited to, the SEC, the Department of Justice, the Equal Employment Opportunity Commission, and the National Labor Relations Board; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute arising after this Agreement is signed by Employee (collectively, "Protected Rights"). Notwithstanding the above, Employee expressly waives all rights to recover damages and to be awarded equitable and/or injunctive relief in connection with any administrative or court action brought against the Company or any of the other Released Parties, whether brought by Employee, on Employee's behalf, or by any government agency or other party, related in any way to any claim released by Employee in the Release in Section 5 above. However, Employee may recover money properly awarded by the SEC as a reward for providing information to the SEC.

9. Taxes and Indemnification. Employee agrees to pay all taxes (other than payroll taxes) found to be owed based upon the Consideration provided to or on behalf of Employee under this Agreement and to indemnify and hold the Company harmless for any federal, state and local tax liability (including taxes, interest, penalties or the like, and required withholdings), which may be asserted against or imposed upon the Released Parties by any taxing authority related to such payments due to Employee's non-payment of taxes for which Employee is legally responsible. Employee understands and agrees that the Company may file any necessary tax documentation regarding the Consideration provided to or on behalf of Employee under this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other Party.

10. Employee Representations. Except as otherwise provided for in this Agreement, Employee represents and warrants that Employee has: (a) been paid all compensation owed (including, but not limited to, overtime and bonus compensation) for all hours worked; (b) received all the leave and leave benefits and protections for which Employee was eligible under the Family and Medical Leave Act or otherwise; and (c) not suffered any on-the-job injury for which Employee has not already filed a claim. In addition, it is Company policy to encourage reporting within the Company all possible violations of any law, and no one has interfered with Employee's reporting of any such violations. Employee further represents that: (i) Employee has not alleged any claim against the Company or any other Released Parties, the factual foundation for which involves sexual harassment under

applicable law; (ii) no part of the Consideration pursuant to Section 4 of this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and (iii) Employee does not contend and is not aware of any facts to suggest that Employee has been subjected at any time to any acts of sexual harassment or sexual abuse by the Company or any other Released Parties.

11. Cooperation. Employee agrees that throughout the Transition Period and following the Separation Date, Employee will cooperate fully with the Company in connection with: (a) any defense, prosecution, or investigation of claims or demands by or against third parties; or (b) other matters arising from or related to events during Employee's employment by the Company. Such cooperation includes, without limitation, being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews plus deposition and trial testimony. The Company will reimburse Employee for reasonable and necessary out-of-pocket expenses incurred in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee's scheduling needs.

12. Non-Admission. This Agreement is intended to facilitate an amicable separation of Employee's employment with the Company and is not intended and shall not be construed as an admission of wrongdoing by either Party.

13. Effect of Breach; Attorney's Fees. If Employee breaches the CIPA, Sections 7, 10, 11, 16, or 21 of this Agreement, or Sections 4 or 5 of the Reaffirmation, then the Company's obligations to provide Employee the Consideration under this Agreement shall cease immediately, and Employee will be required to return to the Company any stock underlying the Prorated RSUs, the Prorated PSUs, any proceeds from the sale or transfer of the stock underlying the Prorated RSUs and Prorated PSUs, and the Monetary Payments, except for $200, which Employee acknowledges shall be sufficient consideration for Employee's release of claims in this Agreement and the Reaffirmation. Alternatively, the Company may at its option forego the remedy above and instead require Employee to pay the Company's legal costs incurred in enforcing the CIPA, this Agreement, and/or the Reaffirmation, including its reasonable attorneys' fees. The Company further reserves the right to enforce any applicable provisions of the Award Agreements in the event Employee breaches the CIPA, this Agreement, or the Reaffirmation. Further, nothing in this Agreement prevents the Company from pursuing an injunction or other equitable relief to enforce the CIPA, Sections 7, 10, 11, 16, or 21 of this Agreement, or Sections 4 or 5 of the Reaffirmation. Nothing in this Section 13 is intended to, nor shall be construed to, apply to any contrary rights of Employee under the ADEA.

14. Time to Consult, Consider and Revoke; Effective Date. Employee has been advised to consult with an attorney before signing this Agreement and the Reaffirmation. Employee acknowledges that Employee has the opportunity to consider this Agreement for a period of twenty-one (21) days before signing this Agreement, although Employee may choose to sign it sooner. Any material or non-material changes made to this Agreement after Employee receives this Agreement do not restart the running of the 21-day review period. Employee also has seven (7) days in which to revoke this Agreement after signing it if

Employee wishes (the "Revocation Period"). To revoke this Agreement, Employee must send the Company a written notice of revocation addressed to Karlis Kirsis, Chief Legal Officer, via email at Karlis.Kirsis@gxo.com, before the Revocation Period expires. This Agreement shall become enforceable on the eighth day after Employee signs and returns this Agreement, provided Employee has not timely revoked this Agreement. In the event Employee fails to timely sign this Agreement within the 21-day review period, or revokes this Agreement within seven (7) days after having signed it, the Company's obligations under this Agreement shall be null and void. Employee acknowledges and understands that the Company is not obligated to provide the Consideration to Employee until after the Effective Date (as defined in Section 9 of the Reaffirmation).

15. Integration; Modification. Employee acknowledges that this Agreement, the Reaffirmation, the CIPA, the Severance Plan, and the Award Agreements constitute the entire agreement between the Parties and any of the other Released Parties pertaining to the subject matter hereof, and supersede any other agreements and understandings among Employee and the Company and/or any of the other Released Parties, whether written or oral, express or implied, regarding Employee's employment, termination, and benefits. Employee has not relied on any statement or promises by anyone other than those contained in this Agreement and has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement not set forth herein. This Agreement shall not be modified unless in writing and signed by both the Company and Employee.

16. Transfer of Claims. Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claims released under Section 5 above. Employee agrees to indemnify and hold the Released Parties harmless against all rights, claims, warranties, demands, debts, obligations, liabilities, costs, legal costs (including attorneys' fees) or judgments based on or arising out of any such assignment or transfer. Employee further warrants that nothing prohibits Employee from entering into this Agreement.

17. Binding Effect. This Agreement shall bind and inure to the benefit of the Parties' representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors, as well as any of the Released Parties. This Agreement shall not benefit any other person or entity except as specified in this Agreement.

18. Sufficiency of Consideration; Severability. Employee agrees that the Consideration provided to Employee hereunder is good and valuable consideration for Employee's signing of this Agreement and the Reaffirmation. Should a court of competent jurisdiction determine that the Release in Section 5 above or the release in Section 3 of the Reaffirmation is invalid, void, or unenforceable, then Employee agrees the Company's obligations under this Agreement and the Reaffirmation shall be null and void and Employee shall be required to return to the Company the Consideration already paid to or on behalf of Employee, including, but not limited to, any stock underlying the Prorated RSUs and the Prorated PSUs and any proceeds from the sale or transfer of the stock underlying such vesting. If any other provisions in this Agreement or the Reaffirmation are held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall continue in full force. Nothing in this Section 18 is intended to, nor shall be construed to, apply to any contrary rights of Employee under the ADEA. In

the event of a final, non-reviewable, non-appealable determination that any provision in this Agreement or the Reaffirmation (in either case, whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed modified or reformed by the court to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances.

19. Governing Law; Interpretation; Jurisdiction and Venue. This Agreement and the Reaffirmation shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its choice of law principles. This Agreement and the Reaffirmation shall be construed as a whole, according to their fair meaning, and not in favor of or against any Party for any reason. Any and all disputes between the Parties arising from or related to this Agreement or the Reaffirmation shall be exclusively heard and determined before a federal or state court located in North Carolina. The Parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the Reaffirmation, and the Parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

20. Representation by Counsel. The Parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement and the Reaffirmation, and (b) they have read and understand this Agreement and the Reaffirmation and are fully aware of their legal effect.

21. Return of Company Property. Employee represents and agrees that: (a) on or before the Separation Date, Employee shall return to the Company all property of the Company in Employee's possession or control, including, but not limited to, confidential and proprietary information and trade secrets, products, business records, electronically stored information, forms, tools, specifications, software, hardware, designs, files, papers, and other writings related to the Company's business; and (b) Employee shall not retain any copies or duplicates of the Company's property after the Separation Date.

22. No Waiver. No waiver of any claim for breach or other rights under this Agreement shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving Party.

23. Headings, Electronic Transmissions and Counterparts. Headings in this Agreement are for reference purposes only and shall not in any way affect this Agreement's meaning or interpretation. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile, scanner, or electronic signature) and all so executed copies shall constitute one Agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

24. Acceptance. To accept this Agreement, Employee must sign and date below and return this Agreement within twenty-one (21) days of the date of Employee's receipt of this Agreement, to Karlis Kirsis, Chief Legal Officer, via email at Karlis.Kirsis@gxo.com.

[*Signatures on the Next Page*]

Employee represents and warrants that Employee has read this Agreement in its entirety, has been offered twenty-one (21) days to review this Agreement and the Reaffirmation, has been advised to consult with an attorney, fully understands all Agreement terms, and voluntarily and knowingly accepts those terms.

EMPLOYEE

BARIS ORAN

Signature

Date: November 4th 2025

GXO LOGISTICS, INC.

By: Karlis Kirsis
Karlis Kirsis
Chief Legal Officer

Date: Nov. 4th, 2025

EXHIBIT A

This Reaffirmation may not be signed until on or after the Separation Date, and then must be returned to Karlis Kirsis, Chief Legal Officer, via email at Karlis.Kirsis@gxo.com, on or within three (3) calendar days after the Separation Date.

REAFFIRMATION

1. This Reaffirmation (this "Reaffirmation") is the "Reaffirmation" referred to and defined in the Separation Agreement and General Release (the "Agreement") between Baris Oran ("Employee," "I," "me," or "my") and GXO Logistics, Inc. ("GXO"), together with its existing and future direct and indirect subsidiaries and controlled affiliates ("the Company"). The Agreement previously was signed by me and delivered to the Company. All terms capitalized and not defined herein shall have the meaning given in the Agreement.

2. I hereby affirm the validity of the Agreement, including but not limited to the general release of the Released Parties, and agree and acknowledge that the terms and conditions of the Agreement are incorporated herein, as if fully restated herein. I also affirm that I am not in breach of any provision of the Agreement or the CIPA. I acknowledge that the Agreement is complete, true, accurate, valid, and in full force and effect.

3. In exchange for the Consideration described in the Agreement, on behalf of myself and my representatives, heirs, successors, and assigns, I hereby completely release and forever discharge the Released Parties from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which I may now have or have ever had up through the date I sign this Reaffirmation. Without limiting the generality of the foregoing, I specifically release all claims relating to: (i) my employment by the Company, the terms and conditions of such employment, the CIPA, employee benefits related to my employment, the separation of my employment, and/or any of the events relating directly or indirectly to or surrounding such separation; (ii) any and all claims of discrimination, harassment, whistleblowing or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), including without limitation, all claims under the Worker's Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ("ADEA"), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Reconstruction Era Civil Rights Act of 1866 (42 USC §§ 1981-86), the Equal Pay Act, the Employee Retirement Income Security Act (other than claims with regard to vested benefits), the Occupational Safety and Health Act, the National Labor Relations Act, and the Sarbanes-Oxley Act; (iii) any and all claims for wrongful discharge; (iv) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated, and/or consequential damages; (v) any and all claims under any contract, whether express or implied; (vi) any and all claims for unintentional or intentional torts, emotional distress, and for pain and suffering; (vii) any and all claims for violation of any federal, state, or local common laws, statutes, rules, regulations, ordinances, or codes; and (viii) any and all claims for attorneys' fees, paralegals' fees, costs, disbursements, wages, leave, bonuses, benefits, equity, vacation, paid time off, back pay, overtime, commissions, or any other form of compensation or benefits connected with my employment with the Company. Notwithstanding the foregoing, this waiver and release shall not apply to or affect my rights under the Agreement or this Reaffirmation including, without limitation, any claim against the Company and/or Released Parties for breach

or default under the Agreement or this Reaffirmation. I understand that this Reaffirmation does not waive or release rights or claims that may arise after the date that I sign this Reaffirmation. This release covers all waivable claims including those not specifically mentioned in this Reaffirmation. I represent that I know of no claim that I have against the Company or any of the other Released Parties that is not released by this Section 3; provided, however, that I understand nothing in this Section 3 requires me to disclose SEC Communications. I understand and agree that this Reaffirmation is binding on me and on anyone who succeeds to my rights. I further understand that nothing in the release in this Section 3 or anything else in this Reaffirmation limits or otherwise affects: my rights to any vested retirement benefits or other accrued benefits to which I am already entitled; claims for workers' or unemployment compensation benefits; claims that arise after the date I sign this Reaffirmation; claims to enforce the Agreement or this Reaffirmation; and claims that cannot lawfully be waived.

4. Except to the extent I am engaging in Protected Activity, I hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against any of the Released Parties, based upon any matter purported to be released hereby, and this covenant and the release in Section 3 above shall be a complete and final bar to any claims released hereunder.

5. Except to the extent I have engaged in any SEC Communications, I represent and warrant that I have not: (a) filed or initiated any legal proceedings against any of the Released Parties and that no such proceedings have been initiated on my behalf; (b) assigned, transferred, pledged, or otherwise disposed of or conveyed to any third party any right or claim against any of the Released Parties which has been released in the Agreement or this Reaffirmation; or (c) directly or indirectly assisted any third party in filing, causing, or assisting to be filed, any claim against the Released Parties. Except to the extent I am engaging in Protected Activity, I agree that I will not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting, or prosecution by myself or any third party of a proceeding or claim against the Released Parties based upon or relating to any claim released by me in the Agreement or this Reaffirmation.

6. I acknowledge and understand that nothing in the Agreement, the CIPA, or this Reaffirmation limits or otherwise affects my right to engage in Protected Rights. Notwithstanding the foregoing, by signing this Reaffirmation, I expressly waive any right to recover damages and to be awarded equitable and/or injunctive relief in connection with any administrative or court action brought against the Company or any of the other Released Parties, whether brought by me, on my behalf, or by any government agency or other party, related in any way to the matters released in Section 3 herein or in the Release in Section 5 of the Agreement. However, I understand that I do not waive any right I may have to recover money properly awarded by the SEC as a reward for providing information to the SEC.

7. The Agreement and this Reaffirmation shall not be modified unless in writing and signed by both the Company and me. I agree that the Agreement, this Reaffirmation, the CIPA, the Severance Plan, and the Award Agreements constitute the entire agreement between me and the Company or any of the other Released Parties pertaining to the subject matter hereof, and supersede any other agreements and understandings among me, the Company and any of the other Released Parties, whether written or oral, express or implied, regarding my employment, termination, and benefits. I acknowledge that the post-employment obligations contained in the

Agreement, this Reaffirmation, and the CIPA shall remain in full force and effect following my execution of the Agreement and this Reaffirmation, shall survive the termination of my employment, and are incorporated by reference herein. I agree that provisions in Section 19 of the Agreement (Governing Law; Interpretation; Jurisdiction and Venue) are incorporated herein as if set forth fully herein. No waiver of any claim for breach or other rights under this Reaffirmation shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving party. By signing below, I acknowledge and agree that each of the Released Parties is an intended third-party beneficiary of the Agreement and this Reaffirmation and may rely upon the Agreement and this Reaffirmation. In the event I breach any provision of the Agreement or this Reaffirmation that benefits a Released Party, such Released Party may institute an action to enforce any such term or terms of the Agreement or this Reaffirmation, or seek damages or other relief for breach.

8. I acknowledge that I have been advised in writing in the Agreement and in this Reaffirmation to consult with an attorney before signing the Agreement and this Reaffirmation, and that I have been afforded the opportunity to consider the terms of the Agreement and this Reaffirmation for a period if twenty-one (21) days prior to signing the Agreement and this Reaffirmation. I acknowledge that no representation, promise, or inducement has been made other than as set forth in the Agreement and this Reaffirmation, and that I enter into this Reaffirmation knowingly without reliance upon any other representation, promise, or inducement that is not set forth in the Agreement and herein. I acknowledge and represent that I assume the risk for any mistake of fact now known or unknown, and that I understand and acknowledge the significance and consequences of the Agreement and this Reaffirmation. I further acknowledge that I have read the Agreement and this Reaffirmation in their entirety; that I fully understand all their terms and their significance; and that I have signed the Agreement and this Reaffirmation voluntarily, knowingly, and of my own free will. I further affirm that, upon receipt of my final paycheck from the Company, I will have been paid and/or have received all leave (paid or unpaid), compensation, bonuses, and/or benefits to which I may be entitled from the Company through the Separation Date and that no other leave (paid or unpaid), compensation, bonuses, and/or benefits are due to me from Company, except as provided in the Agreement. I further affirm that the Company provided me and/or did not deny any leave I may have requested under applicable federal, state, and local law, and I have not suffered any workplace injuries that I have not previously reported to the Company.

9. I understand that I have three (3) calendar days following the Separation Date to return a signed copy of this Reaffirmation to Karlis Kirsis, Chief Legal Officer, via email at Karlis.Kirsis@gxo.com. I further understand that I have the right to revoke this Reaffirmation within seven (7) days after my execution of this Reaffirmation (the "Revocation Period") by giving notice in writing of such revocation to Karlis Kirsis, Chief Legal Officer, via email at Karlis.Kirsis@gxo.com, before the Revocation Period expires. As such, this Reaffirmation shall not become effective until the eighth (8th) day following the date I sign this Reaffirmation (the "Effective Date"). I understand that in the event that I do not timely return a signed copy of this Reaffirmation on or within three (3) calendar days after the Separation Date or I revoke this Reaffirmation, then the Agreement and the promises contained therein, except for my release of claims provided in the Agreement, shall automatically be deemed null and void, this Reaffirmation shall automatically be deemed null and void, and the Company will not be obligated to provide me with the Consideration other than $200.

10. I represent and warrant that I have read the Agreement and this Reaffirmation in their entirety, have been offered twenty-one (21) days to review the Agreement and this Reaffirmation, and have been advised in writing herein to consult with an attorney prior to signing this Reaffirmation. I fully understand all the terms of this Reaffirmation and their significance; and I agree to the terms of this Reaffirmation knowingly and voluntarily.

EMPLOYEE:

BARIS ORAN

____

Signature

____

Date

EXHIBIT B

CONFIDENTIAL INFORMATION PROTECTION AGREEMENT

In this CONFIDENTIAL INFORMATION PROTECTION AGREEMENT (the "***Agreement***"), the terms "***we***," "***us***," "***our***," and the "***Company***" mean, collectively, GXO Logistics, Inc., together with its subsidiaries and controlled affiliates. "***You***," "***your***," "***me***" and "***Employee***" mean the specific individual whose signature appears on the last page of this Agreement. To help explain the obligations created under this Agreement, we use certain capitalized terms (e.g., "***Confidential Information***," "***Cause***," etc.), which are defined (in alphabetical order) in Section 18 below.

Background Information

This Agreement is a condition of your employment by the Company. You acknowledge that we are employing you and providing you with substantial compensation in a new position with the Company in consideration for your execution and delivery of this Agreement.

We are a global provider of cutting-edge supply chain solutions, using an integrated network of people, technology and physical assets to help our customers manage their goods efficiently through their supply chains. Our customer information, pricing strategies, operating processes, methods and procedures, our information technology, our training programs, our business plans, and our other confidential or proprietary information are of vital importance to us. We therefore need to be sure that our employees agree to protect the Company regarding these matters, as we describe in this Agreement.

Agreement

In consideration of the Company's obligations under this Agreement, your employment with the Company and our providing you with substantial compensation, you and the Company agree as follows:

1. ***Confidentiality Covenant***. You agree to use our "***Confidential Information***" (as defined in Section 18) only for our benefit. You agree that, other than as required to perform your duties for us, you will not at any time use, disclose, download or copy our Confidential Information (including but not limited to personal email or storage media) or assist any other person or entity to do so.

2. ***Return of Company Property When Requested***. You agree to promptly return to us when we request, but in any event by your "***Termination Date***" (as defined in Section 18), all of our Confidential Information and all other Company property (tangible or intangible) in your possession or control (e.g., all documents, data, recordings, smartphones, computers and other business equipment, inclusive of all information stored in electronic form), obtained or prepared by or for or utilized by you in the course of your employment, all of which you acknowledge and agree is and shall remain our sole and exclusive property. You further agree not to tamper with, alter, delete or destroy any Company property, documents, records or data contained in any location, including but not limited to any information contained on any Company-owned computer or electronic device, system, database, server, portal or network. In this regard, you agree not to re-set, wipe or return to their default settings Company-owned electronic devices, absent our prior written consent. In addition, you agree not to access or attempt to access any electronic device, system, database, server, portal or network of the Company after your Termination Date.

3. ***Ownership of Intellectual Property***. Except as otherwise provided by applicable law, you agree that all "***Work Product***" (as that term is defined in Section 18) created in whole or in part by you while employed by us is our exclusive property, and that you will promptly, fully and effectively communicate all Work Product to us. Accordingly, you agree that all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by you within the scope of your

employment while so employed shall be deemed a "***work made for hire***" under the copyright laws and shall be owned by us, and that the Company may sell, use, copy, reproduce, display, perform or alter as it sees fit, without any further right or claim by or remuneration to you. To that end, you hereby now (and upon our request, in the future you will) assign, transfer and convey to us, all of your "***Proprietary Rights***" (as that term is defined in Section 18) in all Work Product for our exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof. In addition, at our request, at all times while you are employed by us and at all times thereafter, you agree to promptly and fully assist us in effecting the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary for us to secure for ourselves such Proprietary Rights in all such Work Product. The foregoing provisions, however, do not apply to any invention (i) for which none of our equipment, supplies, facilities or Confidential Information were used, and (ii) developed entirely on your own time, unless the invention relates to our businesses or any actual or demonstrably anticipated research or development, or results from any work performed by you for us.

4. ***Covenants During Employment.*** While employed by the Company, you agree not to compete with the Company anywhere in the world. Specifically, while employed by the Company, you may not: (i) enter into or engage in a "**Competing Business**" (as defined in Section 18 below); (ii) solicit customers, potential customers, business or other business opportunities, or attempt to do so, for any Competing Business; (iii) sell or attempt to sell any products or services that compete with the "***Business***" (as defined in Section 18 below); (iv) divert, entice or take away any customers, potential customers or other business opportunities of the Company or attempt to do so; or (v) promote or assist, financially or otherwise, any person or entity engaged in a Competing Business.

5. ***Post-Employment Covenant Not to Hire the Company's Employees and Others.*** For one (1) year after your Termination Date, you agree not to solicit for hiring, hire or interfere with (or try to hire or interfere with or solicit for hiring) (or help any other person or party to solicit for hiring, to hire or to interfere with) our relationship with (i) any of our employees; (ii) any of our contracted service providers; (iii) any persons providing contingent or temporary services to us; or (iv) any person who at any time during the six (6) months prior to such solicitation, hiring or interference was described by clauses (i), (ii) or (iii) of this Section. Provided, however, that this undertaking, which is called your "***Anti-Hiring Covenant***," does not apply to the hiring or solicitation of such individuals if you had no contact or communications with those individuals during the last two (2) years of your employment and had no access to Confidential Information concerning such individuals.

6. ***Post-Employment Covenant Not to Solicit the Company's Restricted Customers.*** For two (2) years after your Termination Date, you agree that you will not (nor will you assist any other person or entity to), for competitive purposes, call on, contact, solicit or otherwise take away or disrupt, or attempt to call on, contact, solicit or otherwise take away or disrupt our relationship with or business expectancy from, any of our customers (i) on whose account you worked; (ii) with whom you had regular or significant business contact or communications or (iii) as to whom you were provided or had access to Confidential Information (in all instances at any time within the last two (2) years of your employment with us). This undertaking on your part for our benefit is called your "***Non-Solicit Covenant***."

7. ***Post-Employment Covenant Not to Compete with Us.***

(a) ***Duration and Geographic Scope.*** For a period of eighteen (18) months after your Termination Date (the "***Restricted Period***"), you are not allowed to compete with us in the "***Restricted Territory***" (geographic area) described below. This undertaking on your part for our benefit is called your "***Non-Compete Covenant***."

(b) ***Your Non-Compete Covenant to Us.*** Subject to the Non-Compete Covenant waiver provisions described below, you expressly agree that, during the Restricted Period, you will not, anywhere within the Restricted Territory:

(i) perform any competitive services, whether as an employee, agent or independent contractor, for a Competing Business in an area, division or segment of the Competing Business that competes in any way with either (A) the Company's Business; (B) any business, division or vertical with which you were associated during the last two (2) years of your employment with us or (C) any of our businesses as to which you were provided or had access to Confidential Information at any time during the last two (2) years of your employment with us;

(ii) own any financial interest in a Competing Business (e.g., as a partner, member, principal, shareholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company); or

(iii) perform any services for any of our customers with whom you had significant business contact or communications during the last two (2) years of your employment if those services (A) are similar to or reasonably related to the services you performed while employed by us during the last two (2) years of your employment with us or (B) can be enhanced or facilitated by using any of our Confidential Information to which you had access during your employment.

(c) ***Your Restricted Territory.*** You agree that your "***Restricted Territory***" means:

(i) the territory within one hundred (100) miles from the principal facility at which you have been employed by us or from the facility in which you were working on your Termination Date;

(ii) the territory within fifty (50) miles from any of our other facilities in the United States, Canada and Mexico operating on your Termination Date;

(iii) any state or province in the United States, Canada and Mexico in which our customers with whom you had regular contact or on whose account you worked during the last two (2) years of your employment are located or in which we perform services for or on behalf of our customers with whom you had regular contact or on whose account you worked;

(iv) the territory within fifty (50) miles from any of our other facilities in any country outside of North America operating on your Termination Date; and

(v) the territory within fifty (50) miles of any of our facilities in which you worked or provided services on our behalf.

(d) ***Your Non-Compete Payments if We Terminate You Without Cause.*** If we terminate your employment without "***Cause***" (as defined in Section 18 below), then we will make "***Non-Compete Payments***" to you in an amount calculated as set forth in subsection (f) below.

(e) ***Termination of the Restricted Period.*** We have the right, at our discretion, to waive your Non-Compete Covenant and/or terminate or reduce your Restricted Period, whether in whole or in part. Upon providing you notice to that effect, no Non-Compete Payments will be due with respect to any period subject to this waiver or reduction.

(f) ***Amount and Timing of Non-Compete Payments During the Restricted Period.*** If we terminate your employment without Cause and do not elect to waive your Non-Compete Covenant or to terminate or reduce your Restricted Period, we will (i) pay you each month during the Restricted Period an amount equal to the monthly amount of your base salary at the time of your Termination Date in accordance with our payroll procedures on our normal payroll dates and (ii) pay you a pro-rata portion of your award under the "***AIP***" (as defined in Section 18 below), determined in accordance with the terms of the AIP, and using the number of completed months of service during the year in which the Termination Date occurs divided by twelve (12), to be paid, if and to the extent earned, at the same time as for active employees participating in the AIP. In the event we waive or reduce your Restricted Period, we will make a payment equal to your monthly base salary for the duration of the revised Restricted Period and will similarly reduce your AIP payment on a pro-rata basis. (For example, if we reduce your Restricted Period to three (3) months, we will pay you your base salary for three (3) months in accordance with our normal payroll procedures during that period. Similarly, if your Restricted Period is reduced by fifty percent (50%), your pro-rata AIP pay-out hereunder will be reduced by fifty percent (50%).)

(g) ***Additional Non-Compete Payments and Extension of Your Restricted Period.*** We have the right, at our discretion, to extend your Restricted Period for up to an additional twelve (12) consecutive months in two (2) consecutive six (6)-month intervals. If we do that, we will provide you with written notice of our election at least thirty (30) days prior to the commencement of the relevant six (6)-month extension. If we exercise this option to extend your Restricted Period, we will pay you "***Additional Non-Compete Payments***" consisting of two components: (1) For each month of the relevant extension period, we will pay you an amount equal to the monthly amount of your base salary, in accordance with our payroll procedures on our normal payroll dates and (2) For each six (6)-month extension period we exercise, we will pay you, following the expiration of the extension period, an amount equal to fifty percent (50%) of your target AIP bonus amount. (For example, if your base salary as of the Termination Date was $100,000, and your target bonus percentage under the AIP was twenty-five percent (25%), for the first six (6)-month extension we would pay you (1) $50,000 in base salary and (2) $12,500 in target AIP bonus, with the same amounts to be paid if we elected to exercise the second six (6)-month extension option.)

(h) ***Consequences of Your Breach of Your Non-Compete Covenant.*** We reserve the right to use any remedies available to us in law or in equity to enforce our rights under this Agreement, generally, and your Anti-Hiring Covenant, Non-Compete Covenant, Non-Solicit Covenant and other covenants to us set forth in this Agreement, specifically. You also agree that if you breach your Non-Compete Covenant to us, you will repay us all of the Non-Compete Payments we have made to you.

(i) ***Coordination with Other Benefits.*** If we elect to enforce your Non-Compete Covenant, in whole or in part, and you are eligible for any other severance or separation benefit under any other policy, plan or agreement, you will be entitled to the greater of the severance or the Non-Compete Payments, but not both, and such payment shall be deemed to satisfy our obligations pursuant to Section 7(d) above.

(j) ***Conditions to Severance.*** Any monies we pay you under this Agreement, whether consisting of Non-Compete Payments or severance, will be subject to (i) your execution and non-revocation of a general release of claims in a form reasonably acceptable to us within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and (ii) you incurring a "Separation from Service" (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation Section 1.409A-1(h)) (a "***Separation from Service***") from the Company. In the event that the Company determines it cannot make a payment to you during the six (6)-month period following your Separation from Service because

you are a "specified employee" within the meaning of Code Section 409A and making a payment to you during such six (6)-month period would result in the application of tax penalties under Code Section 409A, the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been paid to you during such period (without interest) on the first business day following the end of the six (6)-month period (or such earlier date upon which such amount can be paid without resulting in the application of tax penalties under Code Section 409A). For purposes of Code Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. In addition, you will not be entitled to severance or Non-Compete Payments in connection with your termination of employment with the Company if you are offered employment by any successor to all or any portion of our Business.

8. ***Refraining from Disparaging Us.*** While employed by us and thereafter, you agree never to disparage, malign or impugn us or any of our officers, directors and employees; provided, however, that nothing herein shall prohibit you from providing truthful testimony or from initiating, participating in or cooperating with an investigation or proceeding conducted by any local, state or federal governmental agency. In addition, nothing herein shall be construed to waive or limit your right to receive an award for information provided to the Securities and Exchange Commission.

9. ***Cooperating After Employment Ends.*** While employed by us and thereafter, you agree to fully cooperate with us in connection with any investigation, suit, action or proceeding in which you may have relevant information or testimony, including but not limited to providing testimony at depositions or trial, which cooperation and appearance you fully agree to without the necessity of a subpoena or court order. If your assistance is required after your employment has ended, we will reimburse you for your reasonable, out-of-pocket travel expenses and accommodate your personal and business schedule to the extent practicable.

10. ***Giving Notice to a New Employer.*** You agree that for a period of two (2) years after your Termination Date, you will provide any new employer written notice of each of the restrictions to which you are subject under this Agreement (e.g., your Anti-Hiring Covenant, your Non-Solicit Covenant and your Non-Compete Covenant) before you accept an offer of employment and concurrently provide to us a copy of each such written notice.

11. ***Prohibited Use of Confidential Information of Your Prior Employers.*** It is vital to us that you not disclose to us or use any information or materials that might constitute a former employer's confidential information. Accordingly, you (a) agree not to disclose or use any former employer's confidential information in any form unless you first obtained the prior written consent of that former employer and (b) represent to us that you searched for and deleted any emails, documents or files prepared, generated, obtained or used by you that contain any such confidential information of a prior employer.

12. ***Authority to Enter into this Agreement; No Conflicts.*** You represent that you have the right to enter into this Agreement, that doing so is not and does not conflict with or breach any obligations you may have under any agreement you have or any court order, and that your signature on this Agreement makes a valid and binding obligation, fully enforceable in accordance with its terms.

13. ***Prior Restrictive Covenant Agreements to Which You Are Bound.*** You represent to us that you: (a) have provided us true, correct and complete copies of any agreement to which you are subject containing non-competition, non-solicitation or similar restrictions or covenants in favor of any prior employer or other party; and (b) are free to enter into this Agreement and be employed by us in accordance with the terms of this Agreement without breaching or violating any such prior

agreements. You agree that your "Prior Agreement" with XPO (as defined in Section 18) will remain in effect in accordance with its terms, and XPO retains the right to enforce the provisions of the Prior Agreement with respect to XPO's remaining business following the "Spin-Off Date" (as defined in Section 18). For example, if your Prior Agreement restricts you from working for a managed transportation, freight forwarding or transportation-related business for six (6) months after your Termination Date, you agree that XPO may continue to enforce those provisions for six (6) months after the Spin-off Date without providing you with any noncompete payments or severance. Specifically, in exchange for the consideration set forth herein, you agree that the separation of your employment with XPO is not considered a termination by XPO with or without Cause as defined under the Prior Agreement, and that you will not be entitled to non-compete, severance, change in control, or other similar payments under the Prior Agreement for any reason, including as a result of the separation of your employment with XPO in connection with the spinoff of the Company from XPO.

14. ***Employee Acknowledgements Regarding Termination for Cause***. You acknowledge that your breach of your representations, covenants and agreements set forth in Sections 1 through 13 hereof is grounds for immediate termination for Cause by us. You agree that if, subsequent to the Termination Date, we determine that we could have terminated your employment for Cause, or we discover a breach of any provision herein, your employment shall, at our election, be deemed to have been terminated for Cause retroactive to the Termination Date.

15. ***Employment At-Will***. You are employed at-will. Nothing in this Agreement changes your at-will employment status or confers any right with respect to continuation of employment, and nothing in this Agreement interferes in any way with the Parties' right to terminate the employment relationship at any time, with or without Cause or advance notice.

16. ***Governing Law; Arbitration and Consent to Jurisdiction.***

(a) ***Governing Law***. This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of North Carolina without reference to its principles of conflicts of law.

(b) ***Arbitration.*** Any claims you wish to make arising out of or relating to this Agreement, the breach thereof, your employment with us, or the termination of that employment will be resolved by binding arbitration before a single arbitrator in the City of Charlotte, North Carolina administered by the American Arbitration Association ("AAA") in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement, including as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), statutory claims for workers' compensation benefits, or claims for unemployment benefits. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between us.

(c) ***Consent to Jurisdiction***. You hereby irrevocably consent and submit to the jurisdiction of any state or federal court located in Mecklenburg County, North Carolina, including without limitation to decide any all claims brought by the Company alleging a violation or enforceability of Sections 1, 2, 3,

5, 6, 7 or 8 hereof, as well as any claims relating to misappropriation of trade secrets. In that regard, you waive any objection you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in Mecklenburg County, including any claims relating to the alleged inconvenience of such forum, and agree that you will not attempt to deny or defeat such personal jurisdiction by motion or other request to any such court. You also agree that, notwithstanding Section 16(b) above, if you bring an action in court against the Company or its agents, officers or directors, including in aid of any arbitration proceeding, you will do so exclusively in the state or federal courts located in Mecklenburg County, North Carolina, provided that nothing herein shall waive the Company's right to demand that you comply with Section 16(b). You also agree that the Company has the right to bring a legal action against you in a state or federal court where you live or that has jurisdiction over you. You further agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any court described in this Section 16(c) shall be conclusive and binding upon you and may be enforced in any other jurisdiction.

(d) ***Waiver of Class and Collective Actions***. The parties to this Agreement waive the right to participate in any class or collective action against the other party. The parties understand and agree that they will not consolidate their claims with the claims of any other individual or entity, will not seek class or collective action treatment for any claim that they may have and will not participate in any class or collective action against each other or anyone affiliated with a party.

17. ***Remedies; Injunctions for Breaches of this Agreement***. All of Company's rights and remedies may be exercised alternatively or cumulatively to the fullest extent permitted by law. You acknowledge that in addition to the acknowledgements you made in Sections 5, 6, 7 and 8 of this Agreement, you have considered each of the other restrictive covenants set forth in this Agreement and stipulate that those covenants are likewise reasonable and necessary to protect us and our Confidential Information, business strategies, employee and customer relationships and goodwill, now existing or to be developed in the future. You hereby: (i) agree to comply with all of the restrictive covenants; (ii) waive any right to contest the reasonableness, validity, scope or enforceability of any of the restrictive covenants, or any other claim or defense related thereto; (iii) agree that a breach constitutes irreparable harm and that injunctive relief would be the only practical remedy in the event of your breach; and (iv) agree that the Company, without having to post bond, shall be entitled to injunctive relief against any breach by you of a restrictive covenant, provided that the foregoing shall not prejudice our rights to require you to account for and pay over to us any compensation, profits or gains derived by you related to the breach, and you agree to be so responsible for such an accounting. You further agree that if you violate your Anti-Hiring Covenant, your Non-Compete Covenant, and/or your Non-Solicit Covenant set forth in Sections 5, 6, 7 and 8 of this Agreement, respectively, the post-employment restricted time period therein shall not include any period(s) of violation or period(s) of time required for litigation to enforce the covenants therein. It is the parties' mutual intent that the Company is entitled to the full period applicable to such covenants free of competition and/or litigation to enforce the provisions thereof.

18. ***Definitions***. This Agreement uses the following defined terms:

"***Additional Non-Compete Payments***" shall have the meaning set forth in Section 7(g) of this Agreement.

"***Agreement***" shall mean this Confidential Information Protection Agreement.

"***AIP***" shall mean the Company's Annual Incentive Plan.

"***Anti-Hiring Covenant***" shall have the meaning set forth in Section 5 of this Agreement.

"***Business***" means any providers of contract logistics services, including only by way of illustration, warehousing and distribution, order fulfillment and personalization, cold-chain logistics solutions, reverse logistics, packaging, kitting and labeling, factory, manufacturing and aftermarket support, retail compliance, inventory management and supply chain optimization services.

"***Cause***" shall mean, in connection with your employment, (i) your failure to competently perform your duties or refusal or repeated failure to follow any lawful rules or directive of the Company; (ii) your abuse of alcohol or illegal drugs that adversely affects your job performance; (iii) your commission of any fraud, embezzlement, theft or dishonesty, or any misappropriation of money or other Company assets; (iv) your breach of your legal duties to us; (v) your action, or failure to act, in bad faith to our detriment; (vi) your failure to cooperate in good faith with a governmental or internal Company investigation of any of our directors, managers, officers or employees, if your cooperation is requested; (vii) your conviction of, or plea of *nolo contendere* to, a felony or any crime imposing active imprisonment; or (viii) your breach of any representation, warranty or obligation created by this Agreement or any of our policies.

"***Competing Business***" means any firm, business or person who: (i) engages in the Business; (ii) engages in mergers, acquisition, consulting, advising, investment banking or research activities related to the Business, without limitation, researching, analyzing and evaluating companies for investment in or acquisition of, for itself or clients; (iii) sponsors or controls a private equity fund, hedge fund or similar fund that invests in companies engaged in the Business; (iv) competes with the segment of our business with which you were employed; or (v) engages in any business we were actively operating or considering for acquisition at any time during the 12 (twelve)-month period ending on your Termination Date. A Competing Business also includes any of the companies identified on Exhibit A.

"***Confidential Information***" means all information, written, digital (whether generated or stored on magnetic, digital, photographic or other media) or oral, not generally known to the public and from which we derive a commercial or competitive advantage, or which is proprietary to us, concerning our business, operations, products, services, customer information, pricing strategies, operating processes, business methods and procedures, information technology and information-gathering techniques and methods, business plans, financial affairs, and all other accumulated data, listings, or similar recorded matter useful in the businesses of the Company, including by way of illustration and not limitation:

- information about the business, affairs or operation of the Company developed by you or which is furnished or made available to you by us during your employment;
- operating instructions, training manuals, procedures and similar information;
- information about customers, vendors and others with whom we do business (e.g., customer or vendor lists, pricing, contracts and activity records);
- information regarding the skills and compensation of employees or contractors of the Company;
- information about sales and marketing (e.g., plans and strategies);
- information about any other third parties we have a business relationship with or to whom we owe a duty of confidentiality; and

- all notes, observations, data, analyses, compilations, forecasts, studies or other documents prepared by you that contain or reflect any Confidential Information.

However, the Company expressly acknowledges and agrees that the term "Confidential Information" excludes information which (i) is in the public domain or otherwise generally known to the trade; (ii) is disclosed to third parties without restriction other than by reason of your breach of your confidentiality obligations under this Agreement; (iii) you learn of after the termination of your employment from any other party not then under an obligation of confidentiality to us; or (iv) comprises contact information that is readily ascertainable from sources other than the Company.

"***Effective Date***" means the date you and the Company fully execute this Agreement but no earlier than the date you begin employment duties for the Company.

"***Non-Compete Covenant***" shall have the meaning set forth in Section 7 of this Agreement.

"***Non-Compete Payments***" shall have the meaning set forth in Sections 7(d) and 7(f) of this Agreement.

"***Non-Solicit Covenant***" shall have the meaning set forth in Section 6 of this Agreement.

"***Prior Agreement***" means any Confidential Information Protection Agreement or similar employment- or employment-related agreement with restrictive covenants between you and XPO.

"***Proprietary Rights***" means all right, title and interest regarding all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries, Work Product, and any other proprietary assets or rights.

"***Restricted Period***" shall have the meaning set forth in Section 7(a) of this Agreement.

"***Restricted Territory***" shall have the meaning set forth in Section 7(c) of this Agreement.

"***Separation from Service***" shall have the meaning set forth in Section 7(j) of this Agreement.

"***Spin-off Date***" means the legally effective date of the spin-off of the Company from XPO.

"***Termination Date***" means the date your employment with the Company ends, whether voluntarily or involuntarily and whether with or without Cause.

"***Work Product***" means all works of authorship, research, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or un-patentable, and whether or not reduced to writing), trade secrets and Confidential Information, copyrightable works, and similar and related information (in whatever form or medium). As examples, this definition applies to anything to do with the Company's actual or anticipated business, research and development or existing or future products or services. It applies to the results from any work performed by you for us. It also applies to anything conceived, developed, made or contributed to in whole or in part by you while employed by us.

"***XPO***" means XPO Logistics, Inc., together with its subsidiaries and controlled affiliates.

19. *Other Agreements*.

(a) ***Notices***. Except as otherwise provided, we can give you notice at your last known principal residence listed on our records. You, in turn, may give us notice to GXO LOGISTICS, INC., 4035 Piedmont Parkway, High Point, NC 27265, Attention: Legal Department. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (i) when delivered personally; (ii) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (iii) one (1) day after it is sent by overnight courier service via UPS or FedEx.

(b) ***Amendment; No Waiver***. You and we agree that (i) this Agreement may not be amended except in writing signed by both you and us; (ii) the application of any provision of this Agreement may be waived only by a written instrument specifically identifying the provision whose application is being waived and signed by you and us and (iii) no waiver by either you or us of a breach by the other shall be a waiver of any preceding or succeeding breach, and no waiver by you or us of any right under this Agreement shall be construed as a waiver of any other right.

(c) ***Entire Agreement; Interpretation***. You and we expressly acknowledge and agree that this Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and there are no oral agreements between you and us pertaining to the subject matter hereof. Your Prior Agreement remains in effect as set forth in Section 13 above.

(d) ***Your due diligence***. You acknowledge that: (i) you have had a full opportunity to read and understand this Agreement and consult with such attorneys, accountants, business advisors, and other consultants as you deem necessary or advisable and (ii) this Agreement shall not be construed against one party or the other in the event of any ambiguity.

(e) ***Survival***. The provisions of this Agreement shall survive termination of your employment regardless of the reason, and our assignment thereof to any successor-in-interest or other assignee.

(f) ***Severability***. If any provision of this Agreement or its application is held invalid, such invalidation shall not affect other provisions or applications hereof which can be given effect without the invalid provisions or applications; and, so that this objective may be achieved, the provisions hereof are declared to be severable and subject to blue-pencilling by a court of competent jurisdiction. In the event of a final, non-reviewable, non-appealable determination that any covenant of yours set forth in this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances.

(g) ***Counterparts***. This Agreement may be executed in multiple originals. Signatures delivered by facsimile or electronic means (including by "pdf") shall be deemed effective for all purposes.

(h) ***Headings***. The Section and subsection headings in this Agreement are for convenience only and shall not affect the meaning of any provision.

(i) ***Withholding***. All payments to be made hereunder shall be reduced by applicable federal, state and local withholding taxes.

* * * * *

This Agreement is executed on the date shown below and shall be effective as of the Effective Date.

GXO LOGISTICS, INC., for itself and its subsidiaries and affiliates

By: [signature]

Name: Maryclaire Hammond

Title: Chief Human Resources Officer

By: [signature]

Employee Signature

BARIS ORAN

Employee Name (Print)

Employee ID

August 11th 2021

Date

Exhibit A

Amazon
CEVA Logistics
CTDI
CH Robinson
Clipper Logistics
DHL (including Deutsche Post DHL Group)
DSV
Expeditors International of Washington Inc.
Fed Ex Corporation
Geodis SA
GreyOrange
Hub Group
ID Logistics Group
Internet Truckstop (truckstop.com)
J.B. Hunt
Kane Logistics
Kenco Logistics
KKR
Kuhne+Nagel International
Neovia Logistics
NFI
Old Dominion
Penske
Radial
Roadrunner Freight
Ryder
Saddle Creek Transportation
Schneider
Syncreon Group
Total Quality Logistics
TransCore
Uber
United Parcel Service
Walmart
Wincanton PLC
6 River Systems